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                                                                    Exhibit 99.6


                CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION



Board of Directors
Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin  53202

Members of the Board:

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of Firstar Corporation ("Firstar") as Appendix D to the Joint Proxy Statement-Prospectus of Firstar Corporation and Mercantile Bancorporation Inc. ("Mercantile") relating to the proposed merger transaction involving Firstar and Mercantile and references thereto in such Joint Proxy Statement-Prospectus under the captions "SUMMARY--Opinions of Financial Advisors--Firstar Shareholders" and "THE MERGER--Recommendation of the Firstar Board and Firstar's Reasons for the Merger" and "--Opinion of Firstar's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                              By: /s/  CREDIT SUISSE FIRST BOSTON CORPORATION
                                  -------------------------------------------
                                  CREDIT SUISSE FIRST BOSTON CORPORATION


New York, New York
June 21, 1999